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Exhibit 99.5

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Contact:	Dusty Pritchett Senior Vice President of Finance and Chief Financial Officer 256-217-1300

AVOCENT REPORTS IMPROVED FOURTH QUARTER RESULTS ON HIGHER SALES

        HUNTSVILLE, Ala. (January 30, 2003)—Avocent Corporation (NASDAQ:AVCT) today reported higher sales, operating income and net income for the fourth quarter and year ended December 31, 2002.

        "We are pleased with the results experienced throughout our business in the fourth quarter," stated John R. Cooper, president and chief executive officer of Avocent Corporation. "Both our OEM and branded product groups enjoyed sequential and year over year increases in sales. In addition, we experienced sequential and year over year sales growth in both our domestic and international markets. International sales were particularly strong as we believe the investments we have made in Europe and Asia are beginning to pay dividends. The continued strength in demand for our new digital technology products had a positive impact on sales as well as margins and operating income.

        "We continue to invest in new products. Research and development expenses rose 49.7% from the fourth quarter of last year to $6.6 million, or 9.3% of sales. We believe we have significant opportunities to build on our product technologies to provide enhanced connectivity solutions to our customers in the future. We also continue to invest in improving our manufacturing efficiencies to enhance margins of existing products.

        "We believe our strong financial position will be an important part in building shareholder value at Avocent in the future. At year-end, we had approximately $216 million in cash and investments and had no long-term debt. Combined with our strong cash flow from operations, we are in an excellent position to make further strategic investments to enhance our competitive position in our markets," continued Mr. Cooper.

Fourth Quarter Results

        Net sales for the fourth quarter rose 13.5% to $71.0 million compared with sales of $62.6 million in the fourth quarter of 2001. Fourth quarter sales rose 10.1% sequentially from the third quarter of 2002. OEM sales rose 15.2% from the fourth quarter of 2001 and accounted for 49.8% of total fourth quarter 2002 sales. Reseller/distributor sales rose 20.1% from the fourth quarter of last year and accounted for 46.8% of sales. Sales in the U.S. accounted for 54.6%, or $38.8 million, of fourth quarter 2002 sales. International sales were $32.2 million, or 45.4%, of total fourth quarter 2002 sales. Avocent experienced especially strong sales in European countries. Sales of digital products represented 28.9% of fourth quarter 2002 sales.

        Gross profit for the fourth quarter was $36.8 million with a gross margin of 51.8% compared with gross profit of $26.6 million and a gross margin of 42.6% in the fourth quarter of 2001. Higher sales of the newer digital product family contributed to improved fourth quarter margins in 2002, while margins in the fourth quarter of 2001 were adversely affected by lower absorption of overhead due to lower sales and a $3 million inventory charge.

        SG&A expenses for the fourth quarter were $14.9 million (21.0% of sales) compared with $13.6 million (21.8% of sales) in the fourth quarter of 2001.

        Income prior to intangible amortization and merger-related expenses rose to $12.8 million, or $0.28 per diluted share, compared with income prior to intangible amortization and merger-related expenses of $7.2 million, or $0.16 per diluted share, in the fourth quarter of 2001. Intangible amortization and merger-related expenses totaled $5.6 million in the fourth quarter of 2002 and $233.4 million in the fourth quarter of 2001.

        GAAP net income for the fourth quarter of 2002 was $7.2 million, or $0.16 per diluted share. This compares with a net loss of $226.2 million, or $5.07 per share, in the fourth quarter of 2001. The 2001 results include $34.7 million of intangible amortization, a $195.4 million write-down for goodwill impairment and a $3.3 million non-recurring charge related to an other-than-temporary decline in the fair value of the Company's investment portfolio.

        Avocent's balance sheet and cash position remained strong as of December 31, 2002. The Company's cash flow from operations was approximately $16 million for the fourth quarter with $216 million in cash, cash equivalents, and investments at the quarter's end.

Year-End Results

        Net sales for 2002 rose 1.8% to $260.6 million compared with sales of $255.9 million in 2001. OEM sales rose 2.8% from 2001 and accounted for 45.9% of total 2002 sales. Reseller/distributor sales rose 5.2% from last year and accounted for 50.7% of sales. Sales in the U.S. accounted for 59.7%, or $155.6 million, of 2002 sales. International sales were $105.0 million, or 40.3%, of total 2002 sales.

        Gross profit for 2002 was $133.1 million with a gross margin of 51.1% compared with gross profit of $120.1 million and a gross margin of 46.9% in 2001.

        SG&A expenses for 2002 were $57.4 million (22.0% of sales) compared with $58.9 million (23.0% of sales) in 2001.

        Income prior to intangible amortization and merger-related expenses rose to $42.3 million, or $0.92 per diluted share, compared with income prior to intangible amortization and merger-related expenses of $34.5 million, or $0.75 per diluted share, in 2001. Intangible amortization and merger-related expenses totaled $31.6 million in 2002 and $355.0 million in 2001. Cash flow from operations was approximately $71 million in 2002 compared to approximately $73 million in 2001.

        GAAP net income for 2002 was $10.7 million, or $0.24 per diluted share. This compares with a net loss of $320.5 million, or $7.22 per share, in 2001. The 2001 results include $147.0 million of intangible amortization, a $195.4 million write-down for goodwill impairment, a $9.3 million non-recurring charge for an inventory write-down and severance expense and a $3.3 million non-recurring charge related to an other-than-temporary decline in the fair value of the Company's investment portfolio.

Conference Call Information

        Avocent will provide an on-line, real-time Web-cast and rebroadcast of its fourth quarter results conference call to be held January 30, 2003. The live broadcast will be available on-line at www.avocent.com beginning at 10:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

About Avocent Corporation

        Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers, and financial institutions worldwide. Branded products include switching, extension, remote access, and video display solutions. Additional information is available at: www.avocent.com.

Forward-Looking Statements

        This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding future SG&A and R&D expenses, future margins, the size and growth of the potential markets for Avocent's products and technology in the future, product development, strategic investments, and new product introductions, engineering and design activities, and shareholder value in the future. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks related to OEM sales. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

AVOCENT CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	For the Quarter Ended December 31, 2002
	Operational	Adjustments*	GAAP
Net sales	$70,989		$70,989
Cost of sales	34,225	$154	34,379

Gross profit	36,764	(154)	36,610
Research and development expenses	6,573	364	6,937
Selling, general and administrative expenses	14,887	1,353	16,240
Amortization of intangible assets	—	6,121	6,121
Impairment write-down of intangible assets	—	—	—

Operating income	15,304	(7,992)	7,312
Other income (expense), net	1,297	—	1,297

Income before income taxes	16,601	(7,992)	8,609
Provision for income taxes	3,811	(2,395)	1,416

Net income	$12,790	$(5,597)	$7,193

Earnings per share:
Basic	$0.28		$0.16
Diluted	$0.28		$0.16
Weighted average shares and common equivalents outstanding:
Basic	45,106		45,106
Diluted	46,054	(244)	45,810
	For the Quarter Ended December 31, 2001
	Operational	Adjustments*	GAAP
Net sales	$62,562		$62,562
Cost of sales	35,915	$512	36,427

Gross profit	26,647	(512)	26,135
Research and development expenses	4,390	992	5,382
Selling, general and administrative expenses	13,645	2,699	16,344
Amortization of intangible assets	—	33,221	33,221
Impairment write-down of intangible assets	—	195,365	195,365

Operating income (loss)	8,612	(232,789)	(224,177)
Other income (expense), net	1,282	(4,899)	(3,617)

Income (loss) before income taxes	9,894	(237,688)	(227,794)
Provision for income taxes	2,738	(4,302)	(1,564)

Net income (loss)	$7,156	$(233,386)	$(226,230)

Earnings (loss) per share:
Basic	$0.16		$(5.07)
Diluted	$0.16		$(5.07)
Weighted average shares and common equivalents outstanding:
Basic	44,619	—	44,619
Diluted	45,713	(1,094)	44,619
*
Note: Adjustments relate to amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex in July 2000, the acquisition of Equinox in January 2001 and the acquisition of 2C in August 2002. The adjustments for 2001 also include an impairment charge taken against the value of goodwill and a non-recurring charge related to an other-than-temporary decline in the fair value of the Company's investment portfolio. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.

AVOCENT CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	For the Year Ended December 31, 2002
	Operational	Adjustments**	GAAP
Net sales	$260,600	$—	$260,600
Cost of sales	127,509	1,364	128,873

Gross profit	133,091	(1,364)	131,727
Research and development expenses	24,006	2,516	26,522
Acquired in-process research and development expense	—	6,000	6,000
Selling, general and administrative expenses	57,411	9,480	66,891
Amortization of intangible assets	—	22,189	22,189
Impairment write-down of intangible assets	—	—	—

Operating income	51,674	(41,549)	10,125
Other income (expense), net	5,115	—	5,115

Income before income taxes	56,789	(41,549)	15,240
Provision for income taxes	14,450	(9,948)	4,502

Net income	$42,339	$(31,601)	$10,738

Earnings per share:
Basic	$0.94		$0.24
Diluted	$0.92		$0.24
Weighted average shares and common equivalents outstanding:
Basic	44,977	—	44,977
Diluted	45,932	(383)	45,549
	For the Year Ended December 31, 2001
	Operational	Adjustments**	GAAP
Net sales	$255,911	$—	$255,911
Cost of sales	135,840	14,085	149,925

Gross profit	120,071	(14,085)	105,986
Research and development expenses	18,204	4,316	22,520
Acquired in-process research and development expense	—	4,570	4,570
Selling, general and administrative expenses	58,881	15,919	74,800
Amortization of intangible assets	—	132,879	132,879
Impairment write-down of intangible assets	—	195,365	195,365

Operating income (loss)	42,986	(367,134)	(324,148)
Other income (expense), net	5,634	(4,899)	735

Income (loss) before income taxes	48,620	(372,033)	(323,413)
Provision for income taxes	14,096	(17,043)	(2,947)

Net income (loss)	$34,524	$(354,990)	$(320,466)

Earnings (loss) per share:
Basic	$0.77		$(7.22)
Diluted	$0.75		$(7.22)
Weighted average shares and common equivalents outstanding:
Basic	44,674	—	44,374
Diluted	45,752	(1,378)	44,374
**
Note: Adjustments relate to amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex in July 2000, the acquisition of Equinox in January 2001 and the acquistion of 2C in August 2002. The adjustments also include charges for acquired in-process research and development expense related to the acquisitions of Equinox in 2001 and 2C in 2002. The adjustments for 2001 also include a non-recurring charge for an inventory write-down related to excess and obsolete inventories and severance expense associated with headcount reductions in the U.S. and Europe in the second quarter of 2001. Additionally, 2001 adjustments include an impairment charge taken against the value of goodwill and a non-recurring charge related to an other-than-temporary decline in the fair value of the Company's investment portfolio. The calculation of weighted average shares and common equivalents outstanding due to excluding the average unamortized deferred compensation expense for the period in calculating the operational diluted shares outstanding.

AVOCENT CORPORATION
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31, 2002	December 31, 2001
	(Unaudited)
Cash, cash equivalents and short-term investments	$169,318	$164,776
Accounts receivables, net	36,313	49,091
Current and deferred income tax receivable	6,541	13,169
Other receivables, net	525	2,115
Inventories, net	24,422	27,155
Other current assets	3,922	2,134

Total current assets	241,041	258,440
Investments	46,572	9,637
Property and equipment, net	24,313	21,343
Goodwill, net	203,625	186,147
Intangible assets, net	52,601	71,014
Other assets	455	617

Total assets	$568,607	$547,198

Accounts payable and other accrued expenses	$14,159	$13,481
Income tax payable	6,901	7,016
Other current liabilities	13,662	16,040

Total current liabilities	34,722	36,537
Non-current liabilities	16,213	24,053
Total stockholders' equity	517,672	486,608

Total liabilities and stockholders' equity	$568,607	$547,198

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  Exhibit 99.5